Exhibit 99.1

NEWS RELEASE

For Immediate Distribution

Editorial Contact:

Camille Dager

camille@hbmadv.com

Kristin Campbell
kristin@hbmadv.com
HB&M (for Rockwood)
Philadelphia, Pa., USA
Phone: 215-440-9800

Rockwood Appoints New Board Member

Cynthia A. Niekamp, a Vice President of BorgWarner Inc., Joins Rockwood’s Board

Princeton, NJ (March 16, 2006) – Rockwood Holdings, Inc. (NYSE: ROC) (“Rockwood”) has appointed Cynthia A. Niekamp to its board of directors and the board’s audit committee, effective March 15, 2006. Niekamp is currently a vice president of BorgWarner Inc. (NYSE:BWA), a $4.3 billion revenue global supplier of highly engineered systems and components primarily used in powertrain applications, and is also president and general manager of its TorqTransfer Systems business.

“We are pleased to welcome Ms. Cynthia Niekamp to Rockwood’s board of directors,” said Seifi Ghasemi, Rockwood’s Chairman and Chief Executive Officer. “Her extensive operating, strategic and financial expertise will help drive Rockwood’s continued development as a world-class diversified, global specialty chemicals and advanced materials company.”

Niekamp joined BorgWarner Inc., based in Auburn Hills, Michigan, in 2004 as a vice president of BorgWarner Inc. and president and general manager of its TorqTransfer Systems business. Prior to joining BorgWarner Inc., Niekamp held various senior management positions in operations and strategic planning, including four years as president of MeadWestvaco Corporation’s Specialty Papers division and, most recently, as its senior vice president and chief financial officer.

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Rockwood Appoints Cynthia A. Niekamp as New Board Member

Niekamp graduated from Purdue University, majoring in industrial engineering and also has a Master of Business Administration degree from Harvard University. She has been distinguished with the honor of being named as one of the 100 Leading Women in the North American Auto Industry by Automotive News.

Rockwood Holdings, Inc. is the ultimate parent company of Rockwood Specialties Group, Inc., a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net revenue of approximately $2.9 billion in 2004 on a pro forma basis. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc., its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s securities filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.